Exhibit 99.1

INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

Media Contacts:	Amy Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper Names Marianne Parrs Chief Financial Officer

STAMFORD, Conn., – Oct. 13, 2005 – International Paper (NYSE: IP) Chairman and Chief Executive Officer John Faraci today announced the appointment of Marianne Parrs Executive Vice President and Chief Financial Officer, effective immediately.

“Having previously served as our CFO and having served most recently as interim CFO, Marianne is the right person to lead IP’s finance functions going forward. She has been at the center of our strategic planning and decision making, which makes her the ideal person to take the CFO role as we execute our transformation strategy,” Faraci said.

Parrs, 61, joined International Paper in 1974 as a pension trust investment manager. She became senior vice president and chief financial officer in September 1995. She has also been director of Investor and Shareowner Relations, director of Corporate Communications, controller of Printing Papers and staff vice president of Tax. She was named executive vice president in 1999. More recently, she has been responsible for information technology and the company’s supply chain improvement project.

Headquartered in the United States, International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality.

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